EXHIBIT 12

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

STATEMENT ON THE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In millions)	March 29 through June 30, 2003	January 1 through March 28, 2003	Six months ended June 30, 2002	Year Ended December 31,
				2002		2001	2000	1999	1998
	(Successor)	Predecessor)	(Predecessor)
Net income	$394.8	$460.7	$947.7	$1,636.5		$1,727.9	$1,396.1	$1,205.5	$364.7
Income taxes	206.1	240.6	492.5	850.0		949.8	773.1	658.6	396.1

Income before income taxes	600.9	701.3	1,440.2	2,486.5		2,677.7	2,169.2	1,864.1	760.8

Fixed charges:
Interest expense(1)	472.7	785.3	1,490.9	3,052.1		3,295.6	3,182.8	2,305.2	2,067.5
Interest portion of rentals(2)	9.9	15.3	28.3	58.0		52.2	42.9	37.7	48.1

Total fixed charges	482.6	800.6	1,519.2	3,110.1		3,347.8	3,225.7	2,342.9	2,115.6

Total earnings as defined	$1,083.5	$1,501.9	$2,959.4	$5,596.6		$6,025.5	$5,394.9	$4,207.0	$2,876.4

Ratio of earnings to fixed charges	2.25	1.88	1.95	1.80	(3)	1.80	1.67	1.80	1.36	(4)

(1)	For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.
(2)	Represents one-third of rentals, which approximates the portion representing interest.
(3)	The 2002 ratio has been negatively impacted by the settlement charge and related expenses associated with our agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), our ratio of earnings to fixed charges would have been 1.97 percent. This non-GAAP financial ratio is provided for comparisons of our operating trends only.
(4)	The 1998 ratio has been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation (“Beneficial”). Excluding Beneficial merger and integration costs of $751 million (after-tax) our ratio of earnings to fixed charges would have been 1.83 percent. This non-GAAP financial ratio is provided for comparisons of our operating trends only.